As filed with the Securities and Exchange Commission on October 31, 2023

Registration No. 333-259163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CISO GLOBAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-4210278
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

6900 E. Camelback Road, Suite 900

Scottsdale, Arizona 85251

(Address of Principal Executive Offices) (Zip Code)

Cerberus Cyber Sentinel Corporation 2019 Equity Incentive Plan

(Full Title of the Plan)

David G. Jemmett

Chief Executive Officer

CISO Global, Inc.

6900 E. Camelback Road, Suite 900

Scottsdale, Arizona 85251

(480) 389-3444

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Katherine A. Beck Greenberg Traurig, LLP 2375 E. Camelback Road, Suite 800 Phoenix, Arizona 85016 (602) 445-8000	Debra Gallington General Counsel 6900 E. Camelback Road, Suite 900 Scottsdale, Arizona 85251 (480) 389-3444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Amendment”) to deregister certain securities originally registered by us pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 30, 2021 (Registration No. 333-259163) (the “2021 Registration Statement”), pursuant to which we registered a total of 25,000,000 shares of our common stock, $0.00001 par value per share ( “Common Stock”), authorized for issuance pursuant to the Cerberus Cyber Sentinel Corporation 2019 Equity Incentive Plan (the “2019 Plan”).

On August 15, 2023, by written consent in lieu of a special meeting of stockholders, our stockholders approved the CISO Global, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), which our Board of Directors had previously approved, subject to such stockholder approval. The 2023 Plan replaces the 2019 Plan for all stock-based awards granted on or after September 13, 2023, the effective date of the 2023 Plan (the “Effective Date”). No future grants of stock-based awards will be made under the 2019 Plan. Out of the 25,000,000 shares of Common Stock previously registered for issuance under the 2021 Registration Statement, (a) 13,918,941 shares remain reserved for issuance pursuant to awards outstanding under the 2019 Plan as of the date of this Amendment (the “Reserved Shares”) and (b) 7,408,358 shares were available for issuance under the 2019 Plan at the Effective Date (the “Available Shares,” and together with the Reserved Shares, the “Unissued Shares”). In accordance with the undertaking contained in the 2021 Registration Statement, the Unissued Shares, which were previously registered under the 2021 Registration Statement, but not issued under the 2019 Plan, are hereby deregistered.

We have filed a separate Registration Statement on Form S-8 (the “2023 Registration Statement”) to register an aggregate of 96,170,112 shares, which includes the Reserved Shares for offer or sale pursuant to the 2019 Plan and the Available Shares for offer or sale pursuant to the 2023 Plan. To the extent that any Reserved Shares expire, terminate or are canceled or forfeited under the terms of the 2019 Plan subsequent to the date of the 2023 Registration Statement, such Reserved Shares will become available for issuance under the 2023 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, state of Arizona, on October 31, 2023.

CISO GLOBAL, INC.

By:	/s/ David G. Jemmett
David G. Jemmett
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, David G. Jemmett and Debra L. Smith and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David G. Jemmett	Chief Executive Officer and Director	October 31, 2023
David G. Jemmett	(Principal Executive Officer)

/s/ Debra L. Smith	Chief Financial Officer and Director	October 31, 2023
Debra L. Smith	(Principal Financial and Accounting Officer)

/s/ Reid S. Holbrook	Director	October 31, 2023
Reid S. Holbrook

/s/ Andrew K. McCain	Director	October 31, 2023
Andrew K. McCain

/s/ Ret. General Robert C. Oaks	Director	October 31, 2023
Ret. General Robert C. Oaks

/s/ Ernest M. (Kiki) Van De Weghe, III	Director	October 31, 2023
Ernest M. (Kiki) Van De Weghe, III